Exhibit 99

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of MillerCoors LLC:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income (loss), of shareholders' investment and of cash flows present fairly, in all material respects, the financial position of MillerCoors LLC and its subsidiaries at December 31, 2011 and 2010, and the results of their operations and their cash flows for the three years ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Milwaukee, WI
February 17, 2012

MillerCoors LLC and Subsidiaries
Consolidated Balance Sheets
(In millions, except shares)

	As of December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$30.4	$46.1
Accounts receivable, net of allowance for doubtful accounts of $0.7 and $0.7, respectively	279.7	233.8
Due from affiliates	21.3	19.9
Inventories	414.9	406.2
Derivative financial instruments	6.9	33.2
Prepaid assets	57.7	76.7
Total current assets	810.9	815.9
Property, plant and equipment, net	2,480.1	2,388.4
Goodwill	4,345.1	4,345.1
Other intangibles, net	1,980.6	2,104.1
Derivative financial instruments	10.0	79.7
Other assets	45.9	54.8
Total assets	$9,672.6	$9,788.0
Liabilities and Shareholders' Investment
Current liabilities:
Accounts payable	$206.2	$213.2
Due to affiliates	12.4	12.5
Trade accrued expenses	313.9	290.7
Accrued payroll and related expenses	142.2	163.2
Current portion of pension and postretirement benefits	42.2	47.8
Other current liabilities	170.6	192.2
Derivative financial instruments	35.2	13.3
Total current liabilities	922.7	932.9
Pension and postretirement benefits	1,343.2	1,138.9
Long-term debt	23.6	12.3
Derivative financial instruments	14.3	12.8
Other liabilities	90.2	109.4
Total liabilities	2,394.0	2,206.3
Interest attributable to shareholders:
Capital stock (840,000 Class A shares and 160,000 Class B shares)	—	—
Shareholders' capital	8,303.8	8,367.0
Retained earnings	—	—
Accumulated other comprehensive loss	(1,061.9)	(815.8)
Total interest attributable to shareholders	7,241.9	7,551.2
Noncontrolling interest	36.7	30.5
Total shareholders' investment	7,278.6	7,581.7
Total liabilities and shareholders' investment	$9,672.6	$9,788.0
The accompanying notes are an integral part of the consolidated financial statements.

MillerCoors LLC and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Loss)
(In millions)

	For the Years Ended December 31,
	2011	2010	2009
Sales	$8,763.3	$8,817.7	$8,851.6
Excise taxes	(1,213.1)	(1,247.1)	(1,277.3)
Net sales	7,550.2	7,570.6	7,574.3
Cost of goods sold	(4,647.9)	(4,686.3)	(4,720.9)
Gross profit	2,902.3	2,884.3	2,853.4
Marketing, general and administrative expenses	(1,768.6)	(1,775.1)	(1,937.9)
Special items	(113.4)	(30.3)	(49.4)
Operating income	1,020.3	1,078.9	866.1
Other income:
Interest expense, net	(1.8)	(0.7)	(1.1)
Other income, net	3.0	3.1	2.0
Total other income	1.2	2.4	0.9
Income before income taxes	1,021.5	1,081.3	867.0
Income taxes	(7.5)	(7.6)	(8.4)
Net income	1,014.0	1,073.7	858.6
Net income attributable to noncontrolling interests	(10.2)	(16.7)	(15.8)
Net income attributable to MillerCoors LLC	$1,003.8	$1,057.0	$842.8
Other comprehensive income (loss):
Unrealized (loss) gain on derivative instruments	$(114.2)	$14.4	$220.3
Pension and other postretirement benefit adjustments	(131.9)	(140.4)	122.2
Other comprehensive (loss) income	(246.1)	(126.0)	342.5
Comprehensive income	$757.7	$931.0	$1,185.3
The accompanying notes are an integral part of the consolidated financial statements.

MillerCoors LLC and Subsidiaries
Consolidated Statements of Cash Flows
(In millions)

	For the Years Ended December 31,
	2011	2010	2009
Cash flows from operating activities:
Net income	$1,014.0	$1,073.7	$858.6
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	301.8	284.5	291.5
Share-based compensation	1.9	18.9	28.3
Brand impairment	60.0	—	—
Loss on disposal of property, plant and equipment	12.0	13.7	11.9
Other	(14.1)	(4.9)	0.8
Change in assets and liabilities:
(Increase)/decrease in accounts receivable	(47.3)	15.6	37.9
(Increase)/decrease in inventories	(8.7)	16.4	(71.1)
Decrease in prepaid and other assets	27.9	7.7	112.5
Decrease in payables and accruals	(4.3)	(12.1)	(48.1)
Decrease/(increase) in derivative financial instruments	5.2	(2.0)	(5.1)
Increase/(decrease) in other liabilities	41.9	(125.3)	21.2
Net cash provided by operating activities	1,390.3	1,286.2	1,238.4
Cash flows from investing activities:
Additions to property, plant and equipment	(337.7)	(289.5)	(399.2)
Proceeds from disposal of property, plant and equipment	1.9	0.9	0.2
Additions to intangible assets	(6.7)	(57.5)	(13.9)
Notes receivable repayments	14.0	100.0	—
Net cash used in investing activities	(328.5)	(246.1)	(412.9)
Cash flows from financing activities:
Net contributions and distributions to shareholders	(1,068.9)	(1,040.3)	(797.5)
Payments on debt	(4.6)	(4.6)	(4.8)
Net contributions and distributions to noncontrolling interests	(4.0)	(14.3)	(17.1)
Net cash used in financing activities	(1,077.5)	(1,059.2)	(819.4)
Cash and cash equivalents:
Net (decrease)/increase in cash and cash equivalents	(15.7)	(19.1)	6.1
Balance of cash and cash equivalents at beginning of year	46.1	65.2	59.1
Balance of cash and cash equivalents at end of year	$30.4	$46.1	$65.2
Supplemental cash flow information
Interest paid	$1.5	$1.7	$2.3
Income taxes paid	$7.2	$5.8	$5.8
The accompanying notes are an integral part of the consolidated financial statements.

MillerCoors LLC and Subsidiaries
Consolidated Statements of Shareholders' Investment
(In millions)

	Capital stock	Shareholders' capital	Retained earnings	Accumulated other comprehensive loss	Noncontrolling interest	Total shareholders' investment
Balance as of December 31, 2008	$—	$8,259.2	$—	$(1,032.3)	$29.4	$7,256.3
Opening balance sheet adjustments		(1.4)				(1.4)
Share-based compensation		28.3				28.3
Other comprehensive income				342.5		342.5
Net contributions and distributions		45.3	(842.8)		(17.1)	(814.6)
Net income			842.8		15.8	858.6
Balance as of December 31, 2009	$—	$8,331.4	$—	$(689.8)	$28.1	$7,669.7
Share-based compensation		18.9				18.9
Other comprehensive loss				(126.0)		(126.0)
Net contributions and distributions		16.7	(1,057.0)		(14.3)	(1,054.6)
Net income			1,057.0		16.7	1,073.7
Balance as of December 31, 2010	$—	$8,367.0	$—	$(815.8)	$30.5	$7,581.7
Share-based compensation		1.9				1.9
Other comprehensive loss				(246.1)		(246.1)
Net contributions and distributions		(65.1)	(1,003.8)		(4.0)	(1,072.9)
Net income			1,003.8		10.2	1,014.0
Balance as of December 31, 2011	$—	$8,303.8	$—	$(1,061.9)	$36.7	$7,278.6
The accompanying notes are an integral part of the consolidated financial statements.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements
1. Basis of Presentation and Summary of Significant Accounting Policies
Company Description
MillerCoors LLC and subsidiaries (“MillerCoors” or “the Company”) brews and sells beer to distributors. Its major brands include Miller Lite, Coors Light, Miller High Life, Keystone, Miller Genuine Draft, and Blue Moon.

MillerCoors is a joint venture combining the U.S. and Puerto Rican operations of SABMiller plc (“SABMiller”) and Molson Coors Brewing Company (“Molson Coors”) with Miller Brewing Company (“Miller”) and Coors Brewing Company (“Coors”) being the direct owners of the Company, collectively the “Shareholders”. Miller and Coors each have a 50% voting interest in MillerCoors and a 58% and 42% economic interest, respectively. SABMiller and Molson Coors have agreed that all of their U.S. operations will be conducted exclusively through the joint venture. The joint venture commenced on July 1, 2008. MillerCoors opening balances as of July 1, 2008 were based on contributions of assets and liabilities from the Shareholders recognized on a carryover basis. If the Company were to dissolve, the Shareholders would receive proceeds pro rata in accordance with their shareholder capital accounts.
Basis of Presentation and Consolidation
The Company's consolidated financial statements include its accounts and its majority-owned and controlled subsidiaries. The consolidated financial statements are presented on the basis of accounting principles generally accepted in the United States of America (“U.S. GAAP”). Noncontrolling interests in the net assets of less than wholly-owned consolidated subsidiaries are reflected separately in the consolidated balance sheets. Additionally, earnings attributable to noncontrolling interests are reflected separately in the consolidated statements of operations. All significant intercompany accounts and transactions have been eliminated in consolidation.
Fiscal Year
The Company's fiscal year ends on December 31.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company to make certain estimates, judgments and assumptions. The Company believes that the estimates, judgments and assumptions used to determine certain amounts that affect the financial statements are reasonable based on information available at the time they are made. To the extent there are differences between these estimates and actual results, the Company's consolidated financial statements may be materially affected.
Cash and Cash Equivalents
Cash and cash equivalents are all highly liquid temporary investments purchased with an original maturity of less than three months.
Accounts Receivable and Notes Receivable
The Company records accounts and notes receivable at net realizable value. This carrying value includes an appropriate allowance for estimated uncollectible amounts to reflect any loss anticipated on the accounts and notes receivable balances. The Company calculates this allowance based on its history of write-offs, level of past-due accounts based on the contractual terms of the receivables and its relationships with and the economic status of its customers.
Inventories
Inventories are stated at lower of cost or market. Cost is determined by the first-in, first-out (“FIFO”) method. The Company regularly assesses the shelf-life of its inventories and reserves for those inventories when it becomes apparent the product will not be sold within its freshness specifications.
Property, Plant and Equipment
Property, plant and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets. Buildings and improvements are depreciated over useful lives ranging from 20 to 40 years, limited to the minimum lease term for leasehold improvements. Machinery and equipment are depreciated over useful lives ranging from 3 to 25 years. Containers are depreciated over a useful life of 15 years. The cost and related accumulated

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

depreciation of buildings, equipment, and containers retired, or otherwise disposed of, are removed from the accounts. Any gain or loss is included in earnings. Ordinary repairs and maintenance are expensed as incurred.
Impairment of Long-Lived Assets
The Company reviews property, plant, and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property, plant, and equipment is measured by comparing the carrying value to the projected undiscounted cash flows that the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying value of the asset exceeds its fair market value.
Computer Software
The Company capitalizes the costs of obtaining or developing internal-use computer software, including directly related payroll costs. Computer software developed or obtained for internal use is depreciated using the straight-line method over the estimated useful life of the software, ranging from 3 to 8 years. Internally generated costs associated with maintaining computer software programs are expensed as incurred. Computer software is classified in property, plant and equipment in the consolidated balance sheets.
Goodwill and Other Intangible Assets
Finite lived intangible assets are stated at cost less accumulated amortization using a straight-line basis and impairment losses, if any. Cost is determined as the amount paid by the Company, unless the asset has been acquired as part of a business combination. Amortization is included within marketing, general and administrative expenses in the consolidated statements of operations and comprehensive income (loss).

The Company evaluates the carrying value of its goodwill for impairment at least annually. The Company evaluates its other intangible assets for impairment when there is evidence that certain events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Significant judgments and assumptions are required in the evaluation of goodwill and intangible assets for impairment.

The Company completed the required goodwill impairment testing as of November 30, 2011 and 2010 and determined that there were no impairments.
Fair Value Measurements
Authoritative guidance for fair value measurements defines fair value, establishes a framework for measuring fair value and requires disclosures about assets and liabilities measured at fair value in the financial statements. See Note 6, “Goodwill and Other Intangible Assets,” for disclosure related to impairment, Note 8,"Fair Value Measurements," for disclosures related to financial assets and liabilities and Note 11, “Employee Retirement Plans,” for disclosures related to pension assets.
Derivative Financial Instruments
The Company recognizes all derivative instruments as either assets or liabilities at their estimated fair value in its consolidated balance sheets. The change in a derivative's fair value is recorded each period in current earnings or accumulated other comprehensive income (loss), depending on whether the derivative is designated as part of a hedge transaction and if so, the type of hedge transaction. See Note 8, “Fair Value Measurements,” and Note 9, “Hedging Transactions and Derivative Financial Instruments,” for disclosure of the Company's derivative instruments and hedging activities.
Share-Based Payments
All share-based payments to qualified individuals, including grants of employee stock options, are recognized as compensation cost in the financial statements based on their grant date fair values for equity-classified awards and based on fair value of the grants at every period end for liability classified awards.

There are certain share-based compensation plans where employees of the Company were granted awards while employed by the Shareholders prior to the formation of the Company. Compensation cost related to these plans is recognized for unvested awards because the employees are earning their share-based compensation while working at the Company. In addition, because the Company is an unconsolidated subsidiary of the Shareholders, the holders of the awards are considered “non-employees” and therefore the compensation cost is calculated under variable accounting. The Company recorded $1.9 million, $18.9 million and $28.3 million of compensation costs in marketing, general and administrative expenses in the consolidated statements of operations and comprehensive income (loss) related to these awards for the years ended December 31, 2011, December 31, 2010 and December 31, 2009, respectively.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Revenue Recognition
Revenue is recognized when the significant risks and rewards of ownership, including the risk of loss due to lost or stolen product, are transferred to the customer, which is at the time of shipment to unaffiliated customers.

The cost of various programs, such as price promotions, rebates and coupons, are treated as a reduction of sales. Sales of products are for cash or otherwise agreed upon credit terms. Sales are stated net of discounts and returns.

Freight costs billed to customers for shipping and handling are recorded as sales, and shipping and handling expenses are recognized as cost of goods sold. The amounts billed to a customer for shipping and handling represent revenues earned for the goods provided. The costs incurred for shipping and handling expenses represent costs incurred to move the product. The Company has adopted a policy to include these costs within cost of goods sold.
Excise Taxes
Excise taxes collected from customers and remitted to tax authorities are state and federal excise taxes on beer shipments. Excise taxes on beer shipments are shown in a separate line item in the consolidated statements of operations and comprehensive income (loss) as a reduction of sales. Sales taxes collected from customers are recognized as a liability, with the liability subsequently reduced when the taxes are remitted to the tax authority.
Cost of Goods Sold
The Company's cost of goods sold includes brewing raw materials, packaging materials, manufacturing costs, plant administrative support and overheads, inbound and outbound freight costs, purchasing and receiving costs, inspection costs, warehousing, and internal transfer costs.
Marketing, General and Administrative Expenses
The Company's marketing, general and administrative expenses consist predominately of advertising costs, sales costs and non-manufacturing administrative and overhead costs. The creative portion of the Company's advertising activities is expensed as incurred. Production costs are expensed when the advertising is first run. Advertising expense was $859.9 million, $866.2 million and $978.4 million for the years ended December 31, 2011, December 31, 2010 and December 31, 2009, respectively. Prepaid advertising costs of $17.1 million and $31.1 million were included in prepaid assets in the consolidated balance sheets as of December 31, 2011 and 2010, respectively.
Income Taxes
The Shareholders of the Company have elected to treat the Company as a partnership for U.S. federal and state income tax purposes.  Accordingly, the related tax attributes of the Company are passed through to the Shareholders and income taxes are payable by the Shareholders.
These consolidated financial statements include an income tax provision related to state taxes as the Company is still subject to income taxes in certain states or jurisdictions.
Other Comprehensive Income (Loss)
Other comprehensive income (loss) consists of net income, unrealized gains (losses) on derivative instruments and pension and other postretirement benefit adjustments.

The components of accumulated other comprehensive loss, which are recorded within shareholders' investment, are as follows (in millions):

	December 31, 2011	December 31, 2010
Unrealized (loss)/gain on derivative instruments	$(26.8)	$87.4
Pension and other postretirement benefit adjustments	(1,035.1)	(903.2)
Total accumulated other comprehensive loss	$(1,061.9)	$(815.8)

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

New Accounting Pronouncements
Goodwill Impairment Analysis

In December 2010, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance with regards to the evaluation of Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts, which requires an entity to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists.  In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist.  Upon adoption of the guidance, an entity with reporting units that have carrying amounts that are zero or negative is required to assess whether it is more likely than not that the reporting units' goodwill is impaired. If the entity determines that it is more likely than not that the goodwill of one or more of its reporting units is impaired, the entity should perform Step 2 of the goodwill impairment test for those reporting units.  The guidance became effective for the Company beginning in fiscal year 2011.  The implementation of this standard did not have a material impact on the consolidated financial position, results of operations or cash flows of the Company.

New Accounting Pronouncements Not Yet Adopted

Fair Value Measurement

In May 2011, the FASB issued authoritative guidance with regards to fair value measurement and disclosure requirements. The new guidance results in a consistent definition of fair value and convergence between U.S. GAAP and International Financial Reporting Standards ("IFRS") on both how to measure fair value and on the disclosures regarding fair value measurements. The guidance will become effective for the Company beginning in fiscal year 2012. The Company does not expect the implementation of this standard to have a material impact on the consolidated financial position, results of operations or cash flows of the Company.

Presentation of Other Comprehensive Income

In June 2011, the FASB issued authoritative guidance with regards to the presentation of other comprehensive income. This guidance was later amended in December 2011. Upon adoption of the amended guidance, an entity has the option to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The guidance will become effective for the Company beginning in fiscal year 2012. The implementation of this standard is limited to a change in presentation of the results of operations of the Company.

Goodwill Impairment Testing

In September 2011, the FASB issued authoritative guidance with regards to goodwill impairment testing. The new guidance permits an entity to first assess qualitative factors to whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If it is concluded that this is the case, it is necessary to perform the two-step goodwill impairment test. If it is concluded that this is not the case, the two-step goodwill impairment test is not required. The guidance will become effective for the Company beginning in fiscal year 2012. The Company does not expect the implementation of this standard to have a material impact on the consolidated financial position or results of operations of the Company.

Multi-employer Pension Plan Disclosures

In September 2011, the FASB issued authoritative guidance with regards to the disclosure requirements related to an employer's participation in a multiemployer pension plan. The new guidance requires additional disclosures regarding the significant multiemployer pension plans in which an employer participates. The guidance will become effective, retrospectively, beginning in fiscal year 2012. The implementation of this standard is limited to a change in the disclosures in the notes to consolidated financial statements of the Company.

Offsetting Assets and Liabilities Disclosures

In December 2011, the FASB issued authoritative guidance with regards to the disclosure requirements related to offsetting asset and liability positions. The update creates new disclosure requirements regarding the nature of an entity's rights of offset and related arrangements associated with its financial instruments and derivative instruments. The new disclosures are

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

designed to better facilitate comparison between financial statements prepared under U.S. GAAP and IFRS by requiring entities to provide financial statement users information about both gross and net exposures. The guidance will become effective for the Company beginning in fiscal year 2013. The implementation of this standard is limited to a change in the disclosures in the notes to consolidated financial statements of the Company.
2. Variable Interest Entities
Once an entity is determined to be a variable interest entity (“VIE”), the party with the controlling financial interest, the primary beneficiary, is required to consolidate the entity. The Company has investments in VIEs, of which the Company has determined it is the primary beneficiary. These include Rocky Mountain Metal Container and Rocky Mountain Bottle Company. Accordingly, the Company has consolidated these two joint ventures.

Rocky Mountain Metal Container
Rocky Mountain Metal Container (“RMMC”), a Colorado limited liability company, is a joint venture with Ball Corporation (“Ball”) in which the Company holds a 50% interest. The Company has a can and end supply agreement with RMMC. Under this agreement, RMMC supplies the Company with substantially all of the can and end requirements for the Golden brewery, as well as portions of the Company's requirements at other breweries. RMMC manufactures these cans and ends at the Company's facilities, which RMMC is operating under a use and license agreement. As RMMC is a limited liability company (“LLC”), the tax consequences flow to the joint venture partners.

Rocky Mountain Bottle Company
Rocky Mountain Bottle Company (“RMBC”), a Colorado limited liability company, is a joint venture with Owens-Brockway Glass Container, Inc. (“Owens”) in which the Company holds a 50% interest. RMBC produces glass bottles at the Company's manufacturing facility for use at its brewery locations. Under this agreement, RMBC supplies the Company's bottle requirements, and Owens has a contract to supply the majority of the Company's bottle requirements not met by RMBC. As RMBC is an LLC, the tax consequences flow to the joint venture partners.
3. Special Items
The Company has incurred charges that are not indicative of its core operations. As such, the Company has separately classified these costs as special items.

Special items, as reported in the consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2011, December 31, 2010 and December 31, 2009, consist of (in millions):

	Year ended December 31,
	2011	2010	2009
Sparks impairment charge	$60.0	$—	$—
Multi-employer pension plan assumption	50.9	—	—
Consulting, relocation and other integration costs	2.5	4.2	20.2
Restructuring charges	—	12.1	6.7
Pension curtailment	—	14.0	22.5
Total	$113.4	$30.3	$49.4

In the third quarter of 2011, the Company recognized an intangible asset impairment charge of $60.0 million for the Sparks brand. See Note 6, “Goodwill and Other Intangible Assets,” for further discussion.

In the third quarter of 2011, the Company recognized a charge of $50.9 million due to the Company's planned assumption of the Milwaukee Brewery Workers' Pension Plan (“MBW Plan”). See Note 11, “Employee Retirement Plans,” for further discussion.

Consulting, relocation and other integration costs are mainly comprised of third party consulting costs related to the joint venture formation, relocation costs of employees required to move as a result of joint venture staffing decisions and the formation of the headquarters, and other miscellaneous costs related to the integration of the Company.

In the third quarter of 2008, the Company began a restructuring program focused on labor savings across sales and general and administrative functions, as well as on the reduction of overhead expenses. The Company recognized $12.1 million and $6.7 million of expense for severance related to reduction in workforce and contract termination costs for the years ended December 31, 2010 and December 31, 2009, respectively.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

The following summarizes activities relating to restructuring accruals (in millions):

	Severance Costs	Contract Termination Costs	Total Restructuring Costs
Balance as of December 31, 2008	$14.4	$4.3	$18.7
Charges incurred	5.0	1.7	6.7
Payments made	(14.6)	(3.6)	(18.2)
Balance as of December 31, 2009	$4.8	$2.4	$7.2
Charges incurred	10.7	1.4	12.1
Payments made	(11.5)	(1.8)	(13.3)
Balance as of December 31, 2010	$4.0	$2.0	$6.0
Charges incurred	—	—	—
Payments made	(4.0)	(1.1)	(5.1)
Balance as of December 31, 2011	$—	$0.9	$0.9

The Company recorded pension curtailment losses of $14.0 million and $22.5 million in 2010 and 2009, respectively. The pension curtailment resulted from collective bargaining to cease benefit accruals when labor agreements expire for certain hourly union employees as discussed in Note 11, "Employee Retirement Plans."
4. Inventories
Inventories, net of reserves, consist of the following (in millions):

	December 31, 2011	December 31, 2010
Raw materials	$221.3	$205.4
Work in process	73.3	73.5
Finished goods	69.2	76.4
Spare parts	51.9	49.5
Other inventories	18.1	16.6
Total gross inventories	$433.8	$421.4
Inventory reserves	(18.9)	(15.2)
Total inventories, net	$414.9	$406.2
5. Property, Plant and Equipment
The cost of property, plant and equipment and related accumulated depreciation consists of the following (in millions):

	December 31, 2011	December 31, 2010
Land and improvements	$173.8	$170.9
Buildings and improvements	797.9	733.7
Machinery and equipment	3,448.7	3,309.7
Capitalized software	117.0	100.3
Containers	153.0	154.9
Construction in progress	282.2	236.8
Total property, plant and equipment at cost	$4,972.6	$4,706.3
Less: accumulated depreciation	(2,492.5)	(2,317.9)
Net property, plant and equipment	$2,480.1	$2,388.4

Depreciation of property, plant and equipment was $231.6 million, $208.6 million and $217.3 million for the years ended December 31, 2011, December 31, 2010 and December 31, 2009, respectively. Included in depreciation, software amortization was $22.1 million, $21.4 million and $24.1 million for the years ended December 31, 2011, December 31, 2010 and December 31, 2009, respectively.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

6. Goodwill and Other Intangible Assets
As of December 31, 2011 and 2010, the carrying value of goodwill was $4.3 billion and resulted primarily from the Shareholders' transactions related to Miller and Coors prior to the formation of the joint venture. The Company is required to perform goodwill impairment tests on at least an annual basis and more frequently in certain circumstances. The Company completed the required goodwill impairment testing as of November 30, 2011 and 2010. As of the latest impairment testing date, the fair value of goodwill was substantially in excess of its carrying value; as such, there was no impairment.

The following table presents details of the Company's finite lived intangible assets, other than goodwill, as of December 31, 2011 (in millions):

	Useful Life (Years)	Gross	Accumulated Amortization	Net
Intangible assets subject to amortization:
Brands	1.25-40	$2,062.1	$(246.0)	$1,816.1
Distribution network	29	93.7	(28.0)	65.7
Contract brewing	8	35.0	(35.0)	—
Patents	16	22.0	(12.7)	9.3
Distribution rights	15-29	93.4	(10.4)	83.0
Other	15-39	13.7	(7.2)	6.5
Total		$2,319.9	$(339.3)	$1,980.6

The following table presents details of the Company's finite lived intangible assets, other than goodwill, as of December 31, 2010 (in millions):

	Useful Life (Years)	Gross	Accumulated Amortization	Net
Intangible assets subject to amortization:
Brands	8-40	$2,122.1	$(185.1)	$1,937.0
Distribution network	29	93.7	(24.8)	68.9
Contract brewing	8	35.0	(35.0)	—
Patents	16	22.0	(11.3)	10.7
Distribution rights	15-29	86.7	(6.1)	80.6
Other	15-39	13.7	(6.8)	6.9
Total		$2,373.2	$(269.1)	$2,104.1

In September 2011, the Company concluded that the decline in the financial performance of the Sparks brand below levels assumed in the estimated fair value assessment conducted in December 2008 was a triggering event that required an impairment test to be performed on the Sparks brand. The Company shortened the life of the Sparks brand to 1.25 years from 8 years, resulting in the Company's estimated gross cash flows being less than the carrying value of the brand. As such, the Company prepared a cash flow analysis based on management's estimate of the brand's future financial performance discounted at a rate that reflects the Company's cost of capital. This analysis estimated a fair value of approximately $2.5 million. Consequently, the Company recorded a $60.0 million impairment charge to the brand's carrying value in the third quarter of 2011, which is included in special items within the consolidated statements of operations and comprehensive income (loss).

In January 2010, the Company acquired the distribution rights of Western Beverage Distributing of Colorado for $57.5 million. The distribution area is consistent with the Company's current coverage of the major metropolitan Denver area. These rights are included within distribution rights in the table above.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

The estimated future amortization expense for intangible assets for the years ending December 31 is as follows (in millions):

2012	$62.8
2013	60.8
2014	60.8
2015	60.8
2016	60.8

Amortization expense of intangible assets was $70.2 million, $ 75.9 million and $74.2 million for the years ended December 31, 2011, December 31, 2010 and December 31, 2009, respectively.
7. Capital Stock
The capital stock in the Company is divided between Class A (840,000 shares issued and authorized) and Class B (160,000 shares issued and authorized). The Class A shares have voting rights and the Class B shares have no voting rights. The Shareholders are not obligated for the debts and obligations of the Company. Capital stock as of December 31, 2011 and December 31, 2010 is as follows:

Number of Shares
Class A
Miller (par value $.001, per share)	420,000
Coors (par value $.001, per share)	420,000

840,000

Class B
Miller (par value $.001, per share)	160,000

8. Fair Value Measurements
The tables below summarize the Company's assets and liabilities that were measured at fair value as of December 31, 2011 and 2010. Derivative assets and liabilities are financial instruments measured at fair value on a recurring basis. Certain assets and liabilities are subject to review for impairment and are measured at fair value on a non-recurring basis. The guidance on fair value measurements and disclosures has been applied to these balances accordingly. See Note 1, “Basis of Presentation and Summary of Significant Accounting Policies.”
The authoritative guidance for fair value establishes a hierarchy that prioritizes fair value measurements based on the types of inputs used for the various valuation techniques (market approach, income approach and cost approach). The Company utilizes a combination of market and income approaches to value derivative instruments. The Company's financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels of the hierarchy are as follows:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities
Level 2	Unadjusted quoted prices in active markets for similar assets or liabilities, or
Unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or
Inputs other than quoted prices that are observable for the asset or liability
Level 3	Unobservable inputs for the asset or liability

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

The following tables present information about the Company's derivative assets and liabilities measured at fair value on a recurring basis as of December 31, 2011 and 2010 (in millions):

		Fair Value Measurements at December 31, 2011
	Total Carrying Value at December 31, 2011	Level 1	Level 2	Level 3
Commodity Derivative Assets	$16.9	$—	$16.9	$—
Commodity Derivative Liabilities	(48.6)	(14.2)	(34.4)	—
Foreign Exchange Liabilities	(0.9)	—	(0.9)	—
Total	$(32.6)	$(14.2)	$(18.4)	$—

		Fair Value Measurements at December 31, 2010
	Total Carrying Value at December 31, 2010	Level 1	Level 2	Level 3
Commodity Derivative Assets	$112.9	$—	$112.9	$—
Commodity Derivative Liabilities	(26.1)	(19.7)	(6.4)	—
Total	$86.8	$(19.7)	$106.5	$—
The Company endeavors to utilize the best available information in measuring fair value. The commodity derivative assets and liabilities are valued using the listed markets if market data for identical commodity contracts exist or a combination of listed markets and published prices if market data for similar commodity contracts exists. As such, these derivative instruments are classified within Level 1 or Level 2, as appropriate.

In 2011, the Company recognized an impairment charge on an intangible asset which resulted in the fair value measurement of the Sparks brand on a non-recurring basis. The fair value measurement is defined as Level 3 in the fair value hierarchy as the valuation inputs are considered to be unobservable. For discussion of the valuation techniques used to measure the fair value, a description of the inputs and information used to develop those inputs, refer to Note 6, “Goodwill and Other Intangible Assets.”

The carrying amounts of the Company's cash and cash equivalents, accounts receivable, accounts payable and current accrued liabilities approximate fair value as recorded due to the short-term maturity of these instruments. Assuming current market rates for similar instruments and considering non-performance risk, the carrying value of long-term debt exceeded the fair value by approximately $0.2 million at December 31, 2011. As of December 31, 2010, the carrying value of long-term debt approximated the fair value.
9. Hedging Transactions and Derivative Financial Instruments
Overview and Risk Management Policies

In the normal course of business, the Company is exposed to fluctuations of commodity prices and foreign exchange rates. These exposures relate to the acquisition of production materials, packaging materials and imported products. The Company has established policies and procedures that govern the strategic management of these exposures through the use of a variety of financial instruments. By policy, the Company does not enter into such contracts for trading purposes or for the purpose of speculation.

The Company's objective in managing its exposure to fluctuations in commodity prices is to reduce the volatility in its cash flows and earnings caused by unexpected adverse fluctuations in the commodity markets. To achieve this objective, the Company enters into futures contracts, swaps, options and purchased option collars. In general, maturity dates of the contracts coincide with market purchases of the commodity. As of December 31, 2011, the Company had financial commodity swaps, futures contracts and options in place to hedge certain future expected purchases of aluminum can sheet, aluminum cans, natural gas, electricity and barley. As part of the barley hedging program, the Company may embed an option feature within supply contracts that requires bifurcation and is accounted for at fair value on the balance sheet. The Company may simultaneously enter into offsetting option contracts with financial counterparties that mirror the terms of the option feature in the supply contracts. The Company also hedges the diesel fuel surcharge exposure that it subsidizes for its distributors. These contracts are either marked-to-market, with changes in fair value recognized in cost of goods sold, or have been designated as cash flow hedges of forecasted purchases, and recognized in other comprehensive income (loss).

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

In order to manage exposure to fluctuations in foreign currency and to reduce the volatility in cash flows and earnings caused by unexpected adverse fluctuations in foreign exchange rates, the Company enters into forward contracts. The Company's exposure to foreign exchange rates exists primarily with the European Euro. Maturity dates of the contracts generally coincide with the settlement of the forecasted transactions and these contracts are marked-to-market, with changes in fair value recognized in other income.

The maturities of the Company's derivative instruments range from several months to four years. The following are notional transaction amounts for the Company's outstanding derivatives as of December 31, 2011 and December 31, 2010, summarized by instrument type (in millions):

Instrument Type	Notional Value as of December 31, 2011	Notional Value as of December 31, 2010
Swaps	$579.7	$464.5
Options[1]	140.1	—
Exchange Traded Futures Contracts	24.7	48.0
Forwards	12.8	—
Total	$757.3	$512.5
1 Comprised of both buy and sell positions shown in terms of absolute value.
The Company also enters into physical hedging agreements directly with its suppliers as a part of its risk management strategy. The Company has concluded that some of these contracts are derivatives and has elected the “Normal Purchase Normal Sales” exemption on certain of these physical hedging derivative contracts. As a result, these contracts do not need to be recorded on the consolidated balance sheets. For contracts which the Company elected the “Normal Purchase Normal Sales” scope exception, it appropriately documented the basis of the conclusion. The Company also considers whether any provisions in its contracts represent “embedded” derivative instruments, as defined in the accounting standards, and applies the appropriate accounting.

Counterparty Risk and Collateral

Counterparty default risk is considered low because the types of derivatives that the Company enters into are either highly liquid exchange-traded instruments with frequent margin posting requirements or over-the-counter instruments transacted with highly rated financial institutions. Moreover, bilateral collateral posting arrangements are in place with the Company's counterparties, including some suppliers, which require posting of collateral if the fair values of its positions exceed certain thresholds. These agreements call for the posting of collateral in the form of cash if a fair value loss position to the Company's counterparties or the Company exceeds a certain amount.

The Company has elected to present its cash collateral utilizing a gross presentation, in which cash collateral amounts held or provided are not netted against the fair value of outstanding derivative instruments. As of December 31, 2011 and December 31, 2010, the Company posted $14.6 million and $23.3 million, respectively, in collateral with its counterparties, which is classified as prepaid assets and other assets in the consolidated balance sheets. The entire amount of collateral outstanding is associated with derivative contracts.

Hedge Accounting Policies and Presentation

The majority of all derivatives entered into by the Company qualify for and are designated as cash flow hedges.

All derivatives are recognized on the consolidated balance sheets at their fair value. See discussion regarding fair value measurements in Note 8, “Fair Value Measurements.” The effective portion of changes in the fair value of commodity derivative instruments qualifying as cash flow hedges are reported in other comprehensive income (loss) and are subsequently reclassified into earnings when the forecasted transaction affects earnings. Gains and losses from the ineffective portion or the excluded component of any hedge are recognized in the income statement immediately. The Company formally documents all relationships between hedging instruments and hedged items, as well as the risk-management objective and strategy for undertaking hedge transactions as required by the standards. The Company formally assesses both at hedge inception and on an ongoing basis, whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the cash flows of hedged items and whether those derivatives may be expected to remain highly effective in future periods. When it is determined that a derivative is not, or has ceased to be, highly effective as a hedge, the Company discontinues hedge accounting prospectively. When the Company discontinues hedge accounting prospectively, but it continues to be probable that the forecasted transaction will occur, the existing gain or loss on the derivative remains in accumulated other comprehensive

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

income (loss) and is reclassified into earnings when the original forecasted transaction affects earnings. In a situation where it becomes probable that a hedged forecasted transaction will not occur, any gains and/or losses that have been recorded in accumulated other comprehensive income (loss) would be immediately reclassified into earnings. In all situations in which hedge accounting is discontinued and the derivative remains outstanding, the Company will carry the derivative at its fair value on the consolidated balance sheets until maturity, recognizing future changes in the fair value in current period earnings.

The Company records realized gains and losses from derivative instruments to the same financial statement line item as the hedged item/forecasted transaction. Changes in unrealized gains and losses for derivatives not designated as a cash flow hedge are recorded directly in earnings each period and are recorded to the same financial statement line item as the associated realized (cash settled) gains and losses.

Results of Derivative Activities

The following tables present the location of all assets and liabilities associated with the Company's hedging instruments within the consolidated balance sheets as of December 31, 2011 and December 31, 2010 (in millions):

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value at 12/31/11	Balance Sheet Location	Fair Value at 12/31/11
Derivatives designated as hedging instruments:
Commodity Contracts	Derivative Financial Instruments—Current	$6.9	Derivative Financial Liabilities—Current	$(31.9)
	Derivative Financial Instruments—Long term	10.0	Derivative Financial Liabilities—Long term	(14.0)
Total derivatives designated as hedging instruments		$16.9		$(45.9)
Derivatives not designated as hedging instruments:
Commodity Contracts	Derivative Financial Instruments—Current	$—	Derivative Financial Liabilities—Current	$(2.5)
	Derivative Financial Instruments—Long term	—	Derivative Financial Liabilities—Long term	(0.2)
Foreign Exchange Contracts	Derivative Financial Instruments—Current	—	Derivative Financial Liabilities—Current	(0.8)
	Derivative Financial Instruments—Long term	—	Derivative Financial Liabilities—Long term	(0.1)
Total derivatives not designated as hedging instruments		—		(3.6)
Total Derivatives		$16.9		$(49.5)

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value at 12/31/10	Balance Sheet Location	Fair Value at 12/31/10
Derivatives designated as hedging instruments:
Commodity Contracts	Derivative Financial Instruments—Current	$33.0	Derivative Financial Liabilities—Current	$(12.1)
	Derivative Financial Instruments—Long term	79.7	Derivative Financial Liabilities—Long term	(12.2)
Total derivatives designated as hedging instruments		$112.7		$(24.3)
Derivatives not designated as hedging instruments:
Commodity Contracts	Derivative Financial Instruments—Current	$0.2	Derivative Financial Liabilities—Current	$(1.2)
	Derivative Financial Instruments—Long term	—	Derivative Financial Liabilities—Long term	(0.6)
Total derivatives not designated as hedging instruments		$0.2		$(1.8)
Total Derivatives		$112.9		$(26.1)

The following tables present the impact of derivative instruments and their location within the consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2011 and December 31, 2010 (in millions). Amounts are presented gross of tax.

	For the year ended December 31, 2011
	Amount of Net Gain (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Net Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Amount of Net Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Location of Net Gain (Loss) Reclassified from AOCI into Income (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Net Gain (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)
Derivatives in Cash Flow Hedging Relationships:
Commodity Contracts	$(100.3)	Cost of Goods Sold	$13.9	Cost of Goods Sold	$(4.7)
Total	$(100.3)		$13.9		$(4.7)

	For the year ended December 31, 2010
	Amount of Net Gain (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Net Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Amount of Net Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Location of Net Gain (Loss) Reclassified from AOCI into Income (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Net Gain (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)
Derivatives in Cash Flow Hedging Relationships:
Commodity Contracts	$(1.0)	Cost of Goods Sold	$(15.4)	Cost of Goods Sold	$0.1
Total	$(1.0)		$(15.4)		$0.1

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

		For the year ended December 31, 2011	For the year ended December 31, 2010
	Location of Net Gain (Loss) Recognized in Income on Derivative	Amount of Net Gain (Loss) Recognized in Income on Derivative	Amount of Net Gain (Loss) Recognized in Income on Derivative
Derivatives not in Hedging Relationship:
Commodity Contracts	Cost of Goods Sold	$0.1	$1.9
Foreign Exchange Contracts	Other Income, net	(1.1)	—
Total		$(1.0)	$1.9

Included in the Company's total net unrealized losses from commodity cash flow hedges as of December 31, 2011, are approximately $23.5 million in unrealized net losses that are expected to be reclassified into earnings within the next calendar year.
10. Other Current Liabilities
Other current liabilities consist of (in millions):

	December 31, 2011	December 31, 2010
Accrued excise and non-income related taxes	$71.1	$72.9
Customer deposits on containers	57.0	61.3
Insurance	13.0	13.3
Current portion of long-term debt	4.6	20.5
Other	24.9	24.2
Other current liabilities	$170.6	$192.2
11. Employee Retirement Plans
Defined Contribution Plan

Essentially all employees of the Company are covered by a qualified defined contribution plan, the provisions of which vary by employee group. Contributions by the Company to qualified defined contribution plans for the years ended December 31, 2011, December 31, 2010 and December 31, 2009 were $45.1 million, $43.6 million, and $35.0 million, respectively.

The Company provides a non-qualified defined contribution plan designed to provide allocations to employees with annual earnings exceeding the Internal Revenue Service (“IRS”) compensation limit for qualified plans. The plan provides an allocation of 9% of compensation earned above the IRS compensation limit. Contributions by the Company to this plan for the years ended December 31, 2011, December 31, 2010 and December 31, 2009 were $1.3 million, $1.0 million and $1.1 million, respectively.

Multi-employer Pension Plans

The Company and Pabst Brewing Company (“Pabst”) are responsible for the MBW Plan. In connection with Pabst's closure of its Milwaukee, Wisconsin brewery and its contract brewing agreement with the Company, Pabst entered into a Withdrawal Liability Settlement Agreement which requires annual payments by Pabst to the MBW Plan of approximately $4.3 million until 2013. In the event that Pabst is unable to fulfill this obligation, the MBW Plan would have recourse to all the assets of Pabst. If such assets do not satisfy Pabst's remaining pension obligation, the Company would be obligated to fund the remaining Pabst withdrawal liability until 2013.

On November 24, 2009, the Company received a letter from the trustees of the MBW Plan rejecting the Company's position that the MillerCoors joint venture transaction qualified as exempt under Employee Retirement Income Security Act (“ERISA”) Section 4204.  ERISA Section 4204 provides that, if certain conditions are met, the sale of assets of a participating employer will not be considered a withdrawal and, therefore, the seller is exempt from withdrawal liability.  However, the trustees did not assess a withdrawal liability and the Company does not believe a withdrawal liability was triggered.  Rather, the trustees invited the Company to enter into discussions regarding a mutually satisfactory resolution of the MBW Plan's withdrawal liability claims.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

As a result of discussions between the Company and the trustees of the MBW Plan on various options to remedy the situation, the Company has chosen to move forward with an option whereby it will assume the assets and liabilities of the MBW Plan. The Company is in negotiations with the trustees of the MBW Plan and has received approvals from other relevant parties to assume the MBW Plan. As of September 30, 2011, the Company determined it was probable that the Company would assume the assets and liabilities of the MBW Plan and prospectively changed the accounting for the MBW Plan from defined contribution plan accounting to defined benefit plan accounting. As of that date, the Company recorded a charge of $50.9 million, included in special items, to recognize the net liability of the MBW Plan on its balance sheet.

In addition to the MBW Plan, the Company participates in and makes contributions to other multi-employer pension plans. For the years ended December 31, 2011, December 31, 2010 and December 31, 2009, contributions to multi-employer pension plans were $12.6 million, $13.1 million and $13.5 million, respectively.

Defined Benefit Plans

The Company offers defined benefit plans that cover salaried non-union, hourly non-union and union employees while maintaining separate benefit structures across the various employee groups. Benefit accruals for the majority of salaried non-union employees have been frozen and the plans are closed to new entrants.

Benefits for eligible hourly non-union employees are generally based on pay and service. Benefit accruals for hourly union employees are the subject of collective bargaining and are based on a flat rate per year of service. Through the collective bargaining process, agreement has been reached to cease benefit accruals and the plans are closed to new entrants.

The actuarial method used is the unit credit method.

Total defined benefit plan expense, excluding the 2011 charge associated with the planned assumption of the MBW Plan, for the years ended December 31, 2011, December 31, 2010 and December 31, 2009 was $92.4 million, $86.2 million, and $95.7 million, respectively.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

The accumulated benefit obligation, changes in the projected benefit obligation and plan assets and funded status of the pension plans are as follows (in millions):

	December 31, 2011	December 31, 2010
Actuarial present value of accumulated benefit obligation	$2,822.8	$2,392.0
Change in projected benefit obligation:
Projected benefit obligation, beginning of year	$2,434.3	$2,232.4
Planned assumption of MBW Plan	104.8	—
Service cost	20.0	17.7
Plan amendments	—	3.9
Interest cost	121.4	122.2
Actuarial loss	337.4	202.4
Benefits paid	(150.3)	(144.3)
Projected benefit obligation, end of year	$2,867.6	$2,434.3
Change in plan assets:
Fair value of plan assets, beginning of year	$1,928.7	$1,682.0
Planned assumption of MBW Plan	53.9	—
Actual return on plan assets	352.7	179.3
Employer contributions	86.3	220.5
Administrative expenses	(8.1)	(8.8)
Benefits paid	(150.3)	(144.3)
Fair value of plan assets, end of year	$2,263.2	$1,928.7
Funded status at end of year:
Projected benefit obligation	$(2,867.6)	$(2,434.3)
Fair value of plan assets	2,263.2	1,928.7
Funded status—underfunded	$(604.4)	$(505.6)
Amounts recognized in the consolidated balance sheets:
Current liabilities	$(2.3)	$(2.6)
Noncurrent liabilities	(602.1)	(503.0)
Total	$(604.4)	$(505.6)
Amounts included in accumulated other comprehensive loss:
Net actuarial loss	$897.7	$856.0
Prior service credit	(1.9)	(2.1)
Total	$895.8	$853.9

The estimated prior service credit and net actuarial loss for defined benefit pension plans that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year are ($0.2) million and $59.7 million, respectively.

Prior to January 3, 2011, the Company maintained two defined benefit plans in two separate trusts, one for participants formerly employed by Coors (the “Coors Retirement Plan”) and one for participants formerly employed by Miller (the “Miller Pension Plan”). Effective January 3, 2011, the Company combined the MillerCoors LLC Pension Plan (the “Miller Pension Plan”) and the MillerCoors LLC Retirement Plan (the “Coors Retirement Plan”) (collectively the “Plans”) into a single master trust, with assets allocated to each of the two Plans. The assets of these Plans are invested in a similar fashion using a Liability Driven Investment (“LDI”) approach intended to minimize the impact of interest rate changes on the Plans' funded status. Following is a comparison of target asset allocations to actual asset allocations as of December 31, 2011 and December 31, 2010:

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

	As of December 31, 2011				As of December 31, 2010
	Coors Retirement Plans		Miller Pension Plan		Coors Retirement Plans		Miller Pension Plan
	Target Allocation	Actual Allocation	Target Allocation	Actual Allocation	Target Allocation	Actual Allocation	Target Allocation	Actual Allocation
Equity Securities	23%	19%	18%	16%	27%	29%	18%	17%
Fixed Income Securities[1]	77%	81%	82%	84%	67%	66%	80%	80%
Real Estate	—%	—%	—%	—%	6%	5%	2%	3%
Total	100%	100%	100%	100%	100%	100%	100%	100%
1 Includes Cash held in Short Term Investment Funds
Following is a comparison of target asset allocations to actual asset allocations for the MBW Plan as of December 31, 2011:

	As of December 31, 2011
	Target Allocation	Actual Allocation
Equities	60%	51%
Fixed Income[1]	20%	31%
Hedge Funds	10%	8%
Real Estate	10%	10%
Total	100%	100%
1 Includes Cash held in Short Term Investment Funds
A portion of plan assets is allocated to a growth, or return seeking, portfolio investing in a diversified pool of assets including both U.S. and international equity and fixed income securities intended to generate incremental returns relative to a risk free rate in order to meet future liability growth. Additionally, a portion of plan assets is allocated to an interest rate immunizing portfolio comprised of long duration fixed income securities, Treasury strips and derivative overlay positions designed to offset changes in the value of pension liabilities and mitigate funded status volatility resulting from changes in interest rates. Finally, a portion of plan assets is allocated to a portfolio of cash and cash equivalents designed to meet short-term liquidity needs, reduce overall risk and provide collateral for certain derivative positions. Allocations between the growth portfolio, immunizing portfolio and liquidity portfolio are determined based on the estimated funded status with specific asset allocations prescribed for various ranges of funded status outlined in the Plans' formal Investment Policy Statement.

Equity securities primarily include investments in commingled equity funds, large and small cap domestic equities, and international equities including both developed (EAFE) and emerging markets. Fixed income securities include commingled bond funds, limited partnership bond funds, corporate bonds, non-government backed collateralized obligations and mortgage backed securities, U.S. government agency securities, government bonds, government backed collateralized obligations and mortgage backed securities, and municipal and provincial bonds and notes. Fixed income securities also include derivatives such as credit default swaps and interest rate futures, options, swaps and swaptions. Real estate holdings (in the form of commingled real estate funds) comprised a small portion of plan investments as of December 31, 2010. As of December 31, 2011, all real estate holdings were liquidated or were in the process of final liquidation.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Commingled fund holdings for the Coors Retirement Plan and Miller Pension Plan at December 31, 2011 are outlined below:

			% of Total Portfolio
Manager	Fund Name	Sector	Coors	Miller
Prudential	US Long Duration Corp Bond Fund Fd J	Long Duration Fixed Income	6%	17%
Wellington	JPM PAG EM Debt Fund	Emerging Mkts Debt	3%	2%
Robeco	Global EM Equity II Fund	Emerging Mkts Equity	—%	2%
Marathon	Marathon-London Group Trust	EAFE Equity - Active	3%	2%
SSgA	MSCI EAFE Index Fund	EAFE Equity - Passive	3%	3%
SSgA	Russell 1000 IndexFund	US Large Cap Equity	8%	7%

Commingled fund holdings for the MBW Plan at December 31, 2011 are outlined below:

Manager	Fund Name	Sector	% of Total Portfolio
Western Asset Mgmt	Western Core Plus Bond Pooled Fund	Fixed Income	11%
Delaware Advisors	DOL Select International Equity	International Equity	7%
New Tower Trust Co.	Multi-Employer Property Trust	Real Estate	10%
The Company has established prudent and specific investment guidelines and has hired investment managers to manage plan assets after carefully considering the management firm's structure, investment process, research capabilities, and performance relative to peers, and believes that no significant concentrations of risk exist with any given investment manager or within any single category of assets.

Investment return assumptions for all plans have been determined by applying projected capital asset pricing model market return assumptions provided by the Company's defined benefit plan advisor, to plan assets on a weighted average basis with consideration given to target allocations for each asset class.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Fair Value of Plan Investments

Fair values of the Company's various plan investments as of December 31, 2011 and December 31, 2010, are outlined below. For the MBW Plan, plan investments are shown as of December 31, 2011.

Coors Retirement Plan - Fair Value Measurements as of December 31, 2011 (in millions):

	Level 1	Level 2	Level 3	Total
Cash—Non-Interest Bearing	$0.1	—	—	$0.1
Receivables
Accrued Income	6.0	—	—	6.0
Cash Collateral Receivable	—	—	0.7	0.7
Receivable for Foreign Currency Purchased	1.2	—	—	1.2
Receivable for Securities Sold	8.8	—	—	8.8
Total Receivables	$16.0	$—	$0.7	$16.7
Investments
Cash—Interest Bearing
Short Term Investment Funds (STIF)	—	21.4	—	21.4
Commingled Funds/Common/Collective Trusts
Bond Funds	—	87.5	—	87.5
Equity Funds - US	—	79.4	—	79.4
Equity Funds -International	—	64.0	—	64.0
Common Stock
Common Stock- Depository Receipts	0.3	—	—	0.3
Common Stock Excluding Depository Receipts	24.6	—	—	24.6
Fixed Income Securities
Bond Fund - Limited Partnership	—	—	23.2	23.2
Corporate Bonds	—	331.8	0.2	332.0
Derivative Contracts—Interest Rate Swaps	—	20.0	—	20.0
Derivatives Contracts—Interest Rate Swaptions	—	1.5	—	1.5
Government Agencies	—	47.0	0.2	47.2
Government Bonds	—	93.3	—	93.3
Government Collateralized Obligations & MBS	—	8.4	—	8.4
Municipal & Provincial Bonds	—	20.7	—	20.7
Non-Gov't Backed Collateralized Obligations & MBS	—	5.7	—	5.7
U.S. Treasury Bills	—	17.6	—	17.6
U.S. Treasury Strips	—	123.0	—	123.0
Mutual Funds
Equity Funds - International Emerging Markets	22.7	—	—	22.7
Total Investments	$47.6	$921.3	$23.6	$992.5
Liabilities
Cash Collateral Payable	—	—	(0.1)	(0.1)
Payable on Derivative Contracts	—	(0.2)	—	(0.2)
Due for Derivative Contracts	(1.2)	—	—	(1.2)
Due for Securities Purchased	(9.1)	—	—	(9.1)
Total Liabilities	$(10.3)	$(0.2)	$(0.1)	$(10.6)
Net Assets Available for Benefits	$53.4	$921.1	$24.2	$998.7

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Coors Retirement Plan - Fair Value Measurements as of December 31, 2010 (in millions):

	Level 1	Level 2	Level 3	Total
Cash—Non-Interest Bearing	$0.1	—	—	$0.1
Receivables
Due for Securities Sold	17.0	—	—	17.0
Due for Derivatives	0.3	—	—	0.3
Accrued Income	6.3	—	—	6.3
Total Receivables	$23.6	$—	$—	$23.6
Investments
Cash—Interest Bearing	2.9	—	—	2.9
Cash Collateral Held Elsewhere	—	—	0.2	0.2
Commingled Funds/Common/Collective Trusts
Bond Funds	—	46.2	—	46.2
Equity Funds	—	105.4	—	105.4
Equity Funds—International	—	122.0	—	122.0
Real Estate	—	—	48.8	48.8
Short Term Investment Funds	—	16.5	—	16.5
Common Stock
Common Stock Excluding Depository Receipts	30.5	—	—	30.5
Common Stock—Depository Receipts	0.7	—	—	0.7
Fixed Income Securities
Corporate Bonds	—	295.1	—	295.1
Derivatives—Credit Default Swaps	—	—	—	—
Derivatives—Interest Rate Forwards	—	60.1	—	60.1
Derivatives—Interest Rate Options	—	—	—	—
Derivatives—Interest Rate Swaps	—	0.1	18.8	18.9
Government Agencies	—	20.9	—	20.9
Government Bonds	—	143.2	—	143.2
Government Collateralized Obligations & MBS	—	23.0	—	23.0
Municipal & Provincial Bonds	—	25.5	—	25.5
Non-Gov't Backed Collateralized Obligations & MBS	—	8.6	—	8.6
Total Investments	$34.1	$866.6	$67.8	$968.5
Liabilities
Due for Derivative Contracts	(0.4)	(11.7)	—	(12.1)
Due for Securities Purchased	(83.0)	—	—	(83.0)
Total Liabilities	$(83.4)	$(11.7)	$—	$(95.1)
Net Assets Available for Benefits	$(25.6)	$854.9	$67.8	$897.1

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Coors Retirement Plan - Change in Value of Level 3 Assets during the year ended December 31, 2011
(in millions):

	Bond Fund Limited Partnership	Cash Collateral Receivable	Cash Collateral Payable	Corporate Bonds	Derivative IR Swaps	Government Agencies	Real Estate	Total
Balance, Prior Year Ending	$—	$0.2	$—	$—	$18.8	$—	$48.8	$67.8
Beginning of Year Fair Value Adjustments	—	—	—	—	(3.9)	—	0.3	(3.6)
Transfers In/(Out) Beginning of Period	22.4	—	—	0.1	—	—	—	22.5
Purchases and Other Acquisitions	—	1.7	—	0.1	—	0.2	—	2.0
Sales and Other Settlements	—	(1.2)	(0.1)	—	(6.1)	—	(51.4)	(58.8)
Additional Security Related Items	—	—	—	—	—	—	0.4	0.4
Change in Unrealized Gain/(Loss)	0.8	—	—	—	(14.7)	—	23.3	9.4
Change in UGL Adj Due to Security Movement	—	—	—	—	—	—	—	—
Change in UGL Adj Due to Transfer In/(Out)	—	—	—	—	20.3	—	—	20.3
Realized Gain/(Loss)	—	—	—	—	6.1	—	(21.4)	(15.3)
Transfers In/(Out) End of Period	—	—	—	—	(20.5)	—	—	(20.5)
Balance, Current Year Ending	$23.2	$0.7	$(0.1)	$0.2	$—	$0.2	$—	$24.2

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Miller Pension Plan - Fair Value Measurements as of December 31, 2011 (in millions):

	Level 1	Level 2	Level 3	Total
Cash—Non-Interest Bearing	$—	—	—	$—
Receivables
Accrued Income	5.9	—	—	5.9
Cash Collateral Receivable	—	—	0.8	0.8
Receivable for Foreign Currency Purchased	1.7	—	—	1.7
Receivable for Securities Sold	6.5	—	—	6.5
Total Receivables	$14.1	$—	0.8	$14.9
Investments
Cash - Interest Bearing
Short Term Investment Funds (STIF)	—	29.1	—	29.1
Commingled Funds/Common/Collective Trusts
Bond Funds	—	219.9	—	219.9
Equity Funds - US	—	80.7	—	80.7
Equity Funds—International	—	88.8	—	88.8
Common Stock
Common Stock—Depository Receipts	0.3	—	—	0.3
Common Stock—Excluding Depository Receipts	19.3	—	—	19.3
Fixed Income Securities
Bond Fund - Limited Partnership	—	—	19.1	19.1
Corporate Bonds	—	361.7	0.2	361.9
Derivatives—Interest Rate Swaps	—	9.0	—	9.0
Derivatives - Interest Rate Swaptions	—	1.3	—	1.3
Government Agencies	—	25.5	0.2	25.7
Government Bonds	—	41.8	—	41.8
Gov't Backed Collateralized Obligations & MBS	—	8.9	—	8.9
Municipal & Provincial Bonds	—	16.4	—	16.4
Non-Gov't Backed Collateralized Obligations & MBS	—	5.9	—	5.9
U.S. Treasury Bills	—	16.7	—	16.7
U.S. Treasury Strips	—	259.5	—	259.5
Total Investments	$19.6	$1,165.2	$19.5	$1,204.3
Liabilities
Payable on Derivative Contracts	—	(0.2)	—	(0.2)
Payable on Foreign Currency Sold	(1.7)	—	—	(1.7)
Payable on Securities Purchased	(7.2)	—	—	(7.2)
Total Liabilities	$(8.9)	$(0.2)	$—	$(9.1)
Net Assets Available for Benefits	$24.8	$1,165.0	$20.3	$1,210.1

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Miller Pension Plan - Fair Value Measurements as of December 31, 2010 (in millions):

	Level 1	Level 2	Level 3	Total
Cash—Non-Interest Bearing	$0.6	$—	$—	$0.6
Receivables	$—	$—	$—	$—
Investments
Commingled Funds/Common/Collective Trusts
Bond Funds	—	166.7	—	166.7
Equity Funds	—	79.1	—	79.1
Equity Funds—International	—	72.9	—	72.9
Real Estate	—	—	29.1	29.1
Short Term Investment Funds	—	86.4	—	86.4
Common Stock
Common Stock Excluding Depository Receipts	22.8	—	—	22.8
Common Stock—Depository Receipts	0.2	—	—	0.2
Fixed Income Securities
Corporate Bonds	—	319.0	—	319.0
Derivatives—Credit Default Swaps	—	0.1	—	0.1
Derivatives—Interest Rate Swaps	0.3	95.0	47.7	143.0
Government Agencies	—	24.4	—	24.4
Government Bonds	—	171.2	—	171.2
Municipal & Provincial Bonds	—	20.1	—	20.1
Non-Gov't Backed Collateralized Obligations & MBS	—	9.1	—	9.1
Other	—	0.7	—	0.7
Other
Mutual Funds	32.2	—	—	32.2
Repurchase Agreements	—	1.0	—	1.0
Total Investments	$55.5	$1,045.7	$76.8	$1,178.0
Liabilities
Due for Derivative Contracts	—	(98.0)	(49.0)	(147.0)
Total Liabilities	$—	$(98.0)	$(49.0)	$(147.0)
Net Assets Available for Benefits	$56.1	$947.7	$27.8	$1,031.6

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Miller Pension Plan - Change in Value of Level 3 Assets during the year ended December 31, 2011

	Bond Fund Limited Partnership	Cash Collateral Receivable	Corporate Bonds	Derivative IR Swaps	Government Agencies	Liabilities Payable on Derivatives	Real Estate	Total
Balance, Prior Year Ending	$—	$—	$—	$47.7	$—	$(49.0)	$29.1	$27.8
Beginning of Year Fair Value Adjustments	—	—	—	—	—	49.0	1.2	50.2
Transfers In/(Out) Beginning of Period	18.5	—	0.1	(47.7)	—	—	—	(29.1)
Purchases and Other Acquisitions	—	1.1	0.1	—	0.2	—	—	1.4
Sales and Other Settlements	—	(0.3)	—	—	—	—	(34.1)	(34.4)
Additional Security Related Items	—	—	—	—	—	—	—	—
Change in Unrealized Gain/(Loss)	0.6	—	—	—	—	—	9.9	10.5
Change in UGL Adj Due to Security Movement	—	—	—	—	—	—	—	—
Change in UGL Adj Due to Transfer In/(Out)	—	—	—	—	—	—	—	—
Realized Gain/(Loss)	—	—	—	—	—	—	(6.1)	(6.1)
Transfers In/(Out) End of Period	—	—	—	—	—	—	—	—
Balance, Current Year Ending	$19.1	$0.8	$0.2	$—	$0.2	$—	$—	$20.3

MBW Plan - Fair Value Measurements as of December 31, 2011 (in millions):

	Level 1	Level 2	Level 3	Total

Cash - Non-Interest Bearing	$—	$—	$—	$—
Receivables	$—	$—	$8.0	$8.0
Investments
Cash - Interest Bearing
Short Term Investment Funds (STIF)	—	4.6	—	4.6
Commingled Funds/Common/Collective Trusts
Bond Funds	—	5.0	—	5.0
Equity Funds - International	—	3.2	—	3.2
Real Estate Funds	—	—	4.7	4.7
Common Stock
Common Stock - Domestic	19.1	—	—	19.1
Common Stock - Foreign	1.4	—	—	1.4
Hedge Funds	—	—	3.6	3.6
Mutual Funds
Bond Funds	4.8	—	—	4.8
Total Investments	$25.3	$12.8	$8.3	$46.4
Liabilities	$—	$—	$—	$—
Net Assets Available for Benefits	$25.3	$12.8	$16.3	$54.4
MBW Plan - Change in Value of Level 3 Assets:

There were no significant changes in Level 3 assets during the period September 30, 2011 to December 31, 2011.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Valuation Methodologies - All Plans

Outlined below are the valuation techniques used to determine the fair value of various types of plan investments:

•	Cash (interest and non-interest bearing) (Level 1) Valued at cost.

•
Commingled Funds/Common/Collective Trusts - Excluding Real Estate (Level 2) - These are trusts established for the collective investment of assets contributed from employee benefit plans maintained by more than one plan sponsor. Units are valued based on the fair value of the fund's underlying investments, with the fund valued at Net Asset Value (“NAV”) observable only indirectly via fund managers by fund participants. Real Estate Funds are valued by investment managers and independent appraisers on a periodic basis and since data is not readily observable are classified as Level 3.

•
Common Stock and Depository Receipts (Level 1) - Valued using the official close, last trade, bid or ask price (all readily observable inputs) reported on the active market or exchange on which the individual securities are traded.

•
Fixed Income - Bond Fund-Limited Partnership (Level 3) - This fund invests in debt securities, both U.S. and non-U.S., of non-investment grade (i.e., high yield) companies and high yield loans, many of which may be thinly traded. Valuation is typically based on independent pricing sources; however at times when such information may not be available the valuation may involve uncertainties and judgmental determinations.

•
Fixed Income - Corporate Bonds, Non-Government Backed Collateralized Obligations & Mortgage Backed Securities (MBS) (Level 2, unless priced by the Investment Manager or by a service not readily available to the public, then Level 3) - Priced by brokers based on structured product markets, interest rate movements, new issue information, issuer ratings, dealer quotes, trade prices, etc., which are either directly or indirectly observable.

•
Fixed Income - Derivative Contracts - Credit Default Swaps, Interest Rate Forwards / Options / Swaps / Swaptions (Level 2 unless priced by Investment Manager, then Level 3) - Priced using relatively observable inputs including yields, interest rate curves and spreads. Exchange traded derivatives are typically priced using the last trade price, representing the last price at which the security was last traded on the exchange. Futures Contracts are valued using exchange traded quotes that are readily observable in the market and are therefore classified as Level 1.

•
Fixed Income - Government Agencies, Government Bonds, Government Backed Collateralized Obligations and Mortgage Backed Securities (MBS), U.S. Treasury Bills and U.S. Treasury Strips (Level 2) - Priced based on dealer quotes, bond market activity, trade execution data, interest rate movements and volatilities, LIBOR/Swap forward curves and credit spreads, all of which are either directly or indirectly observable.

•
Fixed Income - Municipal & Provincial Bonds (Level 2) - Priced using data obtained from market makers, brokers, dealers and analysts. Data includes information on current trades, bid-wanted lists and offerings, general information on market movements, direction, trends and specific data on specialty issues, all of which are either directly or indirectly observable.

•
Short Term Investment Funds (STIF) (Level 2) - Units are valued based on the fair value of the fund's underlying investments, with the fund valued at Net Asset Value observable only indirectly via fund managers by fund participants.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Valuation Methodologies Specific to the MBW Plan

•
Common Collective Fund - Real Estate Fund (Level 3) - An open-end commingled real estate equity fund. Real estate investments, related acquisition or construction commitments and real estate notes receivable are stated at fair value. Equity investments are primarily rental properties valued based on the capitalization of estimated future cash flows. The value of the fund is reported at Net Asset Value per unit outstanding.

•
Hedge Funds (Level 3) - Allocate assets among various investment managers, limited partnerships, investment funds and investment vehicles employing a variety of strategies. Investments are valued at Net Asset Value as reported by the various fund managers.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Pension Expense

The following represents the Company's net periodic pension cost for the years ended December 31 (in millions):

	2011	2010	2009
Components of net periodic pension cost:
Service cost	$20.0	$17.7	$17.1
Administrative expenses	8.6	7.6	3.9
Interest cost	121.4	122.2	126.1
Expected return on assets	(121.0)	(128.3)	(126.0)
Amortization of prior service cost	(0.2)	1.2	3.5
Amortization of actuarial loss	63.6	51.8	47.1
Curtailment loss, including termination benefits	—	14.0	24.0
Net periodic pension cost	$92.4	$86.2	$95.7
Pension expense is actuarially calculated annually based on data available at the beginning of each year. Assumptions used in the calculations are determined separately for the Coors Retirement Plan, Miller Pension Plan and MBW Plan and include the settlement discount rate, expected rate of return on investments and rate of compensation increases and are detailed in the table below.

	Coors Plan		Miller Plan		MBW Plan
	For the periods ended		For the periods ended		For the period ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010	December 31, 2011
Weighted average assumptions:
Discount rate (1)	4.01%	5.00%	4.17%	5.23%	3.91%
Expected return on plan assets	6.70%	6.70%	6.00%	6.00%	7.50%
Rate of compensation increases	2.50%	2.75%	—%	—%	—%

(1) Rate utilized, as determined separately for the Coors Retirement Plan, Miller Pension Plan and MBW Plan using the Citigroup Pension Liability Index and combined projected cash flows from each plan, at year-end for the following year's pension expense and related balance sheet amounts at current year-end.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Contributions

The Company expects that its contributions to the plans will be in the range of $110 million to $130 million during 2012.

Benefit Payments

The benefits expected to be paid by the plans for the years ending December 31 are as follows (in millions):

2012	$171.3
2013	174.0
2014	166.1
2015	171.3
2016	174.3
2017-2021	913.6
The most recent valuation of the pension plans was completed by an independent actuary as of December 31, 2011.

Pension Plan Curtailment and Special Termination Benefits

As part of collective bargaining in 2010, cessation of benefit accruals were negotiated to occur when the current labor agreements expire for two of the hourly unions at the Milwaukee brewery. This resulted in a curtailment loss of $14.0 million which is reflected in the net periodic pension cost.

As part of collective bargaining in 2009, cessation of benefit accruals were negotiated to occur when the current labor agreements expire for hourly union employees at the Eden, Trenton and Leinenkugel breweries. This resulted in a curtailment loss of $22.5 million which is reflected in the net periodic pension cost.

Certain employees at the Golden brewery whose jobs were eliminated in 2009 were granted years of service to reach significant retirement milestones. This resulted in a $1.5 million special termination benefit which is reflected in net periodic pension cost.

Change in Accumulated Other Comprehensive Loss

Changes in pension plan assets and benefit obligations recognized in accumulated other comprehensive loss for years ended December 31, 2011 and December 31, 2010 were as follows (in millions):

Accumulated other comprehensive loss as of December 31, 2009:	$764.4
Amortization of prior service credit	(1.2)
Amortization of actuarial loss	(51.8)
Current period actuarial loss	152.6
Prior service cost/plan amendments	3.9
Curtailments	(14.0)
Accumulated other comprehensive loss as of December 31, 2010:	$853.9
Amortization of prior service credit	0.2
Amortization of actuarial loss	(63.6)
Current period actuarial loss	105.3
Accumulated other comprehensive loss as of December 31, 2011:	$895.8

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

12. Postretirement Benefits
The Company has postretirement plans that provide medical benefits, life insurance and, in some cases, dental and vision coverage for retirees and eligible dependents. The plans are not funded. The Company's postretirement health plan qualifies for the federal subsidy under the Medicare Prescription Drug Improvement and Modernization Act of 2003 (“the Act”) because the prescription drug benefits provided under the Company's postretirement health care plan for Medicare eligible retirees generally require lower premiums from covered retirees and have lower copayments and deductibles than the benefits provided in Medicare Part D and, accordingly, are actuarially equivalent to or better than, the benefits provided under the Act. The net benefits paid for the years ended December 31, 2011 and December 31, 2010, including prescription drugs, are $39.7 million and $40.3 million, respectively. Subsidies of $1.4 million and $0.8 million were received in 2011 and 2010, respectively.

The Company's net periodic postretirement benefit cost, changes in the projected benefit obligation and plan assets and funded status of the postretirement benefit plans are as follows (in millions):

	Year ended December 31, 2011	Year ended December 31, 2010	Year ended December 31, 2009
Components of net periodic postretirement benefit cost:
Service cost	$11.3	$10.7	$12.2
Interest cost	34.1	34.6	42.8
Amortization of prior service credit	(6.0)	(6.4)	(5.7)
Amortization of actuarial loss	4.2	1.2	8.2
Special termination benefits / curtailment loss	0.9	—	0.8
Net periodic postretirement benefit cost	$44.5	$40.1	$58.3

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

	December 31, 2011	December 31, 2010
Change in projected benefit obligation:
Projected benefit obligation, beginning of year	$681.1	$630.4
Service cost	11.3	10.7
Interest cost	34.1	34.6
Plan amendments	(1.3)	(7.2)
Actuarial loss	89.5	52.9
ERRP proceeds	5.1	—
Special termination benefits / curtailment loss	0.9	—
Benefits paid	(39.7)	(40.3)
Projected benefit obligation, end of year	$781.0	$681.1
Change in plan assets:
Fair value of plan assets, beginning of year	$—	$—
Employer contributions	39.7	40.3
Benefits paid	(39.7)	(40.3)
Fair value of plan assets, end of year	$—	$—
Funded status at end of year:
Projected benefit obligation	$(781.0)	$(681.1)
Fair value of plan assets	—	—
Funded status—underfunded	$(781.0)	$(681.1)
Amounts recognized in the consolidated balance sheets:
Current liabilities	$(39.9)	$(45.2)
Noncurrent liabilities	(741.1)	(635.9)
Total	$(781.0)	$(681.1)
Amounts included in accumulated other comprehensive (income) loss:
Net actuarial loss	$162.5	$77.3
Prior service benefit	(23.2)	(28.0)
Total	$139.3	$49.3
The estimated prior service benefit and net actuarial loss for defined benefit postretirement plans that will be amortized from accumulated other comprehensive loss into net periodic postretirement benefit cost over the next year are ($6.1) million and $11.9 million, respectively. The obligations under these plans were determined by the terms of the plans, together with the relevant actuarial assumptions and health care cost trend rates. These assumptions have been determined separately for retirees who were former employees of Coors and retirees who were former employees of Miller and are detailed in the table below.

	Year ended December 31, 2011
	Former Employees of Coors	Former Employees of Miller
Discount Rate	4.01%	4.17%
Health Care Cost Trend Rate	Ranging ratable from 8.0% in 2011 to 5.0% in 2018	Ranging ratable from 8.0% in 2011 to 5.0% in 2018

	Year ended December 31, 2010
	Former Employees of Coors	Former Employees of Miller
Discount Rate	5.00%	5.23%
Health Care Cost Trend Rate	Ranging ratable from 8.4% in 2011 to 5.0% in 2021	Ranging ratable from 8.0% in 2011 to 5.0% in 2019

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

The assumed health care cost trend rates have a significant effect on the amounts reported for other postretirement benefits. A 1% change in the assumed health care cost trend rate would have the following effects (in millions):

	1% Increase	1% Decrease
Effect on total of service and interest cost components	$4.8	$(4.2)
Effect on postretirement benefit obligation	77.0	(67.8)

Benefit Payments

The benefits expected to be paid by the plans for the years ending December 31 are as follows (in millions):

2012	$39.9
2013	44.9
2014	45.2
2015	45.5
2016	45.6
2017-2021	224.3

Change in Accumulated Other Comprehensive (Income)/Loss

Changes in postretirement benefit plan assets and benefit obligations recognized in other comprehensive (income)/loss for the years ended December 31, 2011 and December 31, 2010, were as follows
(in millions):

Accumulated other comprehensive income as of December 31, 2009:	$(1.6)
Amortization of prior service credit	6.4
Amortization of actuarial loss	(1.2)
Current period actuarial loss	52.9
Prior service credit/plan amendments	(7.2)
Accumulated other comprehensive loss as of December 31, 2010:	$49.3
Amortization of prior service credit	6.0
Amortization of actuarial loss	(4.2)
Current period actuarial loss	89.5
Prior service credit/plan amendments	(1.3)
Accumulated other comprehensive loss as of December 31, 2011:	$139.3

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

13. Debt
The Company's total long-term borrowings are comprised of the following (in millions):

	December 31, 2011	December 31, 2010
RMMC joint venture 7.2% notes	$9.1	$13.6
RMMC joint venture borrowings	16.0	16.0
Promissory notes	3.1	3.2
Total long-term debt (including current portion)	$28.2	$32.8
Less: current portion of long-term debt	(4.6)	(20.5)
Long-term debt	$23.6	$12.3

On January 24, 2002 and July 1, 2002, RMMC completed the private placement of $50 million principal amount of
7.2% senior notes (Series A and B, respectively), due 2013. The senior notes were amended on August 31, 2004 which effectively changed the notes from secured to unsecured. The notes include annual payments of principal, as well as optional prepayment and redemption provisions (make-whole provisions). The optional prepayment and redemption price is equal to 100% of the principal amount paid, interest accrued thereon, as well as the make-whole amount. The notes are guaranteed by Molson Coors.

On July 25, 2008, RMMC entered into a credit agreement with Deutsche Bank in the amount of $16 million. This loan was guaranteed by Molson Coors and bore interest at a variable rate which reset quarterly based on three month LIBOR plus a spread of 1.21%. The all-in rate at December 31, 2010 was 1.51%. On December 23, 2011, the loan was refinanced with Wells Fargo Bank. The Company provides a several guarantee on 50% of the outstanding principal amount plus accrued interest, with the remainder of the guarantee provided by Ball. The loan bears interest at a variable rate based on LIBOR plus a spread of 1.25%. The all-in rate at December 31, 2011 was 1.63%. The loan becomes due on December 31, 2014, however, the terms of the agreement allow for partial or complete prepayment of the loan without penalty. In addition, the loan includes quarterly debt covenants which require RMMC to maintain Total Funded Debt to EBITDA not greater than 3.75 to 1.00 and EBITDA coverage ratio not less than 1.00 to 1.00. RMMC was in compliance with these covenants as of December 31, 2011.

The Company holds promissory notes with Ball in regard to a loan agreement established as part of the RMMC joint venture. The notes are the result of certain tax benefits received by Ball from the depreciation of assets purchased by the Company. A calculation is performed annually to determine if a loan is made to or from Ball based on the most recent tax filings. Loans made by the Company to Ball are immaterial in amount and netted against the loans from Ball. The notes will become due at the earlier of (i) the tax benefits are no longer received by Ball, (ii) the dissolution of RMMC or (iii) an event of default. Payments against this balance are not expected to be made in the foreseeable future.

As of December 31, 2011, the aggregate principal debt maturities of long-term debt borrowings are as follows (in millions):

2012	$4.6
2013	4.5
2014	16.0
2015	—
2016	—
Thereafter	3.1

Total	$28.2

14. Transactions with Affiliates
Transactions with affiliates include service agreement arrangements, the purchase and sale of beer and other charges for goods and services incurred on behalf of related parties.

The Company participates in four service arrangements that began on July 1, 2008. These agreements are with Miller and

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Molson Coors, in which the Company serves as both the recipient and provider of services. Each service agreement is made between the two respective parties only. However, for the services supplied to Miller, this also includes Miller Brewing International and other subsidiaries of Miller. For the services supplied to Molson Coors, this also includes Coors Brewing International and other subsidiaries of Molson Coors. Service agreement charges to Miller for the years ended December 31, 2011, December 31, 2010 and December 31, 2009 were $1.5 million, $1.4 million and $1.5 million, respectively. Service agreement and other charges to Molson Coors for the years ended December 31, 2011, December 31, 2010 and December 31, 2009 were $1.3 million, $1.1 million and $1.4 million, respectively. Service agreement and other costs from Molson Coors for the years ended December 31, 2011, December 31, 2010 and December 31, 2009 were $6.0 million, $4.1 million and $12.7 million, respectively.

Outside of the service agreement, affiliate transactions relate mainly to beer purchases and sales. The Company recorded sales of $75.1 million, $72.5 million and $68.9 million for the years ended December 31, 2011, December 31, 2010 and December 31, 2009, respectively, under a contract brewing relationship with Miller Brewing International. The Company recorded sales of beer to Molson Coors of $11.7 million, $9.4 million and $9.9 million for the years ended December 31, 2011, December 31, 2010 and December 31, 2009, respectively, under a contract brewing relationship.

The Company recorded purchases of beer of $27.5 million, $35.4 million and $37.9 million for the years ended December 31, 2011, December 31, 2010 and December 31, 2009, respectively, from Molson Coors. The Company also recorded purchases of beer from SABMiller in the amount of $38.3 million, $34.9 million and $40.4 million for the years ended December 31, 2011, December 31, 2010 and December 31, 2009, respectively.

During the years ended December 31, 2011, December 31, 2010 and December 31, 2009, the Company sold $2.4 million, $3.1 million and $6.9 million, respectively, of hops to SABMiller and subsidiaries.

The Company leases water rights in Colorado for use at the Golden, Colorado brewery from Molson Coors at no cost.

RMMC is a joint venture with Ball Corporation in which the Company holds a 50% interest. Costs recorded for services provided to RMMC from Ball were $6.1 million, $5.6 million and $7.6 million for the years ended December 31, 2011, December 31, 2010 and December 31, 2009, respectively.

RMBC is a joint venture with Owens in which, as of December 22, 2009, the Company holds a 50% interest following the consent by Owens on the assignment by Molson Coors of its equity interest in RMBC to the Company. Transactions between RMBC and Owens for the year ended December 31, 2011 and December 31, 2010 were $9.9 million and $5.1 million, respectively. Transactions between RMBC and Owens for the year ended December 31, 2009 were not significant.
Amounts due from affiliates are as follows (in millions):

	December 31, 2011	December 31, 2010
Miller Brewing Company and subsidiaries	$17.3	$13.9
Molson Coors and subsidiaries	3.5	4.7
SABMiller and subsidiaries	0.5	1.3
Total	$21.3	$19.9

Amounts due from Miller Brewing Company and subsidiaries represent open receivables under the contract brewing arrangement with Miller Brewing International, the service agreement and other charges for goods and services. Amounts due from Molson Coors and subsidiaries relate to costs associated with export beer production, the service agreement, and other charges for goods and services. Amounts due from SABMiller and subsidiaries are mainly associated with hops sales.
Amounts due to affiliates are as follows (in millions):

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

	December 31, 2011	December 31, 2010
Molson Coors and subsidiaries	$5.5	$6.0
Miller Brewing Company and subsidiaries	0.2	0.2
SABMiller and subsidiaries	2.9	3.0
Other	3.8	3.3
Total	$12.4	$12.5

Amounts due to Molson Coors and subsidiaries relate mainly to the purchase of beer and charges for services provided under the service agreement. Amounts due to Miller Brewing Company and subsidiaries include amounts owed for charges for goods and services. Amounts due to SABMiller and subsidiaries mainly include purchases of beer. Other includes amounts owed to Graphic Packaging Corporation (“GPC”), a related party. The Company recorded costs of $221.3 million, $228.1 million, and $231.4 million for the purchase of packaging materials from GPC for the years ended December 31, 2011, December 31, 2010 and December 31, 2009, respectively.
15. Commitments and Contingencies
The Company leases certain facilities and equipment under non-cancellable agreements pertaining to land and buildings, machinery and equipment, and vehicles accounted for as operating leases. The commitments are with numerous vendors and the term of each commitment can vary in length from one to fifteen years. Future minimum lease payments under these leases as of December 31, 2011 are as follows (in millions):

2012	$16.5
2013	12.7
2014	9.6
2015	7.9
2016	7.0
Thereafter	41.0
Total	$94.7

The minimum lease payments above have not been reduced by minimum sublease rentals of $1.9 million due in the future under non-cancelable subleases.

Total rent expense was $22.1 million, $21.8 million and $19.2 million for the years ended December 31, 2011, December 31, 2010 and December 31, 2009, respectively.

Supply Contracts

The Company has various long-term supply contracts with unrelated third parties to purchase certain materials used in the production and packaging of its products. The contracts are generally at market rate and the terms generally stipulate that the Company must use the designated supplier for an expected minimum percentage of its annual purchase requirements of the specified material. However, the Company is generally not obligated to make any purchases unless it requires supplies of such materials. Supply contracts outstanding as of December 31, 2011 for malt, adjuncts, bottles, labels, cans and other packaging materials expire in various years through 2021.

Advertising and Promotions

The Company has entered into various long-term non-cancelable commitments pertaining to advertising, marketing services, and promotions. The commitments are with numerous vendors and the term of each commitment can vary in length from one year to several years.

As of December 31, 2011, the future non-cancelable commitments are as follows (in millions):

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

2012	$310.8
2013	89.3
2014	52.9
2015	45.0
2016	39.1
Thereafter	71.8
Total	$608.9

Environmental

Periodically, the Company is involved in various environmental matters. Although it is difficult to predict the Company's liability with respect to these matters, future payments, if any, would be made over a period of time in amounts that would not be material to the Company's financial position or results of operations. The Company believes that adequate reserves have been provided for environmental costs that are probable as of December 31, 2011.

Letters of Credit

As of December 31, 2011, the Company had approximately $18.3 million outstanding in letters of credit, of which $17.3 million support insurance arrangements.  These letters of credit expire at various times throughout 2012 and contain a clause which will automatically renew them for an additional year if no cancellation notice is submitted. The remaining $1.0 million supports the Tax Increment Financing used in conjunction with the Chicago headquarters. This letter of credit increases each December by approximately $0.9 million until 2016 and may be extended annually thereafter, with a final expiration of December 9, 2021.

Litigation and Other Disputes

The Company and its subsidiaries are involved in disputes and legal actions arising in the ordinary course of business. While it is not feasible to predict or determine the outcome of these proceedings, management believes, based on a review with legal counsel, none of these disputes and legal actions is expected to have a material impact on the Company's consolidated financial position, results of operations or cash flows. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters, may arise from time to time that may harm the Company. The Company believes adequate reserves have been provided for probable legal costs as of December 31, 2011.

Guarantees

The Company guarantees approximately $8.0 million of RMMC's $16.0 million term loan with Wells Fargo Bank. See Note 13, “Debt,” for further discussion.

Pabst Contract Brewing

The Company has a contract brewing arrangement with Pabst in which the Company brews the majority of Pabst's products. Revenues earned in the contract brewing arrangement are included within sales in the consolidated statements of operations and comprehensive income (loss) and were approximately $433.1 million, $436.9 million and $453.1 million for the years ended December 31, 2011, December 31, 2010 and December 31, 2009, respectively.

On June 25, 2010, in conjunction with a change in ownership of Pabst, the Company settled a $120.0 million note receivable from Pabst with an original maturity date of June 29, 2012. As part of the settlement, Pabst paid down $100.0 million of the original note receivable and a new note, which was set to mature on June 30, 2016, was issued for $20.0 million. Interest income was earned on the new note at an annual rate of 6.0% and was payable to the Company upon maturity. This note was settled in March 2011. Accrued interest outstanding related to notes receivable with Pabst was $0.6 million at December 31, 2010 and is included in the consolidated balance sheet in non-current assets.

16. Share-Based Payments

As of December 31, 2011, the Company had two share-based compensation plans.

Share appreciation rights (“SARs”)

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

The Company issues SARs to certain employees that are granted with an exercise price equal to the fair value of a share of its internally valued stock on the date of grant. The shares are valued using the income and market approaches. The SARs have a term of seven to ten years and vest proportionally over 2½ to 5 years depending on the specific issuance. The Company values the SARs using the Black-Scholes value model. As the SARs are settled in cash, the Company accounts for the awards on a liability basis.

Performance shares
Performance shares are granted to certain employees and are based on achieving certain performance targets at the end of the performance period. The ultimate number of performance shares awarded will be determined at the close of the performance period based on the performance against the pre-determined targets for the specific grant. Employees will receive a cash payment based on the number of performance shares earned at the fair value at the vesting date. As the performance shares are settled in cash, the Company accounts for the awards on a liability basis.

Information on the Company's performance share plan is presented below:

	Year ended December 31, 2011	Year ended December 31, 2010	Year ended December 31, 2009
Shares issued	1,681,582	1,825,691	1,910,309
Unvested shares	3,087,199	3,287,445	3,760,606
Weighted average fair value	$10.20	$11.36	$10.50

The performance shares will be earned if the Company achieves certain financial targets for the year ending December 31, 2013 for the 2011 issuance, the year ending December 31, 2012 for the 2010 issuance and December 31, 2011 for the 2009 issuance. Based on actual results to date, the Company is accruing the performance shares at 82% of the targeted payout level for the 2009 issuance, 60% for the 2010 issuance and 139% for the 2011 issuance. The ultimate fair value cash payments of the performance shares will be expensed over the performance period for the shares that are expected to ultimately vest. At December 31, 2011, 2010 and 2009, there was $49.4 million, $59.2 million $53.6 million of unrecognized compensation cost related to the unvested shares based on the maximum payout of 200%.

The following table summarizes components of the cash-based compensation recorded as (income) / expense (in millions):

	Year ended December 31, 2011	Year ended December 31, 2010	Year ended December 31, 2009
SARs	$(2.1)	$8.7	$8.4
Performance shares	11.7	17.9	23.4
Total	$9.6	$26.6	$31.8
The fair value of SARs granted in 2011, 2010 and 2009 was determined on the date of grant using the Black-Scholes model with the following weighted-average assumptions:

	Year ended December 31, 2011		Year ended December 31, 2010		Year ended December 31, 2009
Expected life (in years)	6.0	4.0	4.0	6.0	4.0
Expected volatility	25.0%	0.3	30.0%	0.25	30.0%
Dividend yield	—%	—	—%	—	—%
Risk-free interest rate	2.36%	0.022	2.20%	0.0236	1.28%
Weighted average fair market value	$3.49	2.74	$2.74	3.49	$2.37

The risk-free interest rate utilized is based on the yield on a U.S. Government Bond with a maturity equal to the term of the grant. Expected volatility is based on comparable company volatility in the last three years. The dividend yield is 0% due to the internally valued shares not paying dividends. The expected life is estimated based upon observations of historical employee option exercise patterns and trends of that of the Shareholders.

SARs outstanding as of December 31, 2011 and the changes during the year are presented below:

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

	SARs	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value (in millions)
As of December 31, 2010	6,714,902	$9.94	4.6	$9.5
Granted	1,546,350	11.80
Exercised	(3,647,271)	10.00
Forfeited	(495,594)	10.18
As of December 31, 2011	4,118,387	$10.56	5.7	$0.8

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

SARs exercisable and unvested as of December 31, 2011 and December 31, 2010 are presented below:

	SARs exercisable				SARs unvested
	SARs	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value (in millions)	SARs	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value (in millions)
As of December 31, 2010	3,317,324	$9.91	4.3	$4.8	3,397,578	$9.98	4.7	$4.7

As of December 31, 2011	2,075,996	$10.22	5.0	$0.6	2,042,391	$10.91	6.4	$0.2

As of December 31, 2011, the total compensation cost related to unvested SARs not yet recognized was $1.9 million. This compensation expense is expected to be recognized over a weighted average period of approximately 1.8 years.
17. Subsequent Events
The Company has evaluated subsequent events through the date that the financial statements were issued, February 17, 2012, and has determined that there are no events to report.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

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Exhibit 99

Report of Independent Registered Public Accounting Firm

MillerCoors LLC and Subsidiaries Consolidated Balance Sheets (In millions, except shares)

MillerCoors LLC and Subsidiaries Consolidated Statements of Operations and Comprehensive Income (Loss) (In millions)

MillerCoors LLC and Subsidiaries Consolidated Statements of Cash Flows (In millions)

MillerCoors LLC and Subsidiaries Consolidated Statements of Shareholders' Investment (In millions)

MillerCoors LLC and Subsidiaries Notes to Consolidated Financial Statements